CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 39 to the Registration Statement (Form N-1A Nos. 333-104120 and 811-21327) of our report dated January 28, 2019 on the financial statements and financial highlights of Dreyfus Balanced Opportunity Fund (the sole series comprising Dreyfus Manager Funds II) (the “Fund”) included in the Fund’s annual report for the fiscal year ended November 30, 2018.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 25, 2019